DUN & BRADSTREET EXPANDS ITS BOARD OF DIRECTORS
AND WELCOMES BANKING INDUSTRY VETERAN ELLEN R. ALEMANY

JACKSONVILLE, FL – July 28, 2021: Dun & Bradstreet Holdings, Inc. (“Dun & Bradstreet”) (NYSE: DNB), a leading global provider of business decisioning data and analytics, announced today the appointment of Ellen R. Alemany to the company’s Board of Directors, effective immediately. Alemany’s appointment follows the Company’s adoption of a resolution to increase its Board of Directors to ten members.
“Ellen’s well-regarded leadership and her richness of perspectives to the direction and growth of the organizations she has led will be especially valuable to the Board as we unlock additional growth opportunities,” said William P. Foley II, Chairman, Dun & Bradstreet. “With vast business and financial industry experience, Ellen is an accomplished and inspiring executive who will have a strong, impactful voice on the decisions we make. It is my honor to welcome Ellen to our Board of Directors.”
“Dun & Bradstreet’s mission — that has stood the test of time for 180 years — resonates with me because helping businesses succeed has been a large focus of my entire career,” said Ellen Alemany. “I look forward to being connected with a Board and leadership team who are shaping and guiding a company that is so critical to the global business world, and who make it a priority to lead with integrity and purpose to ensure all stakeholders realize the greatest value.”
Background on Ellen Alemany
Alemany currently serves as the Chairwoman and CEO of CIT Group Inc. (NYSE: CIT), and as the Chairwoman, CEO and President of CIT Bank, N.A., a subsidiary of CIT. Pending regulatory approval, CIT is expected to merge with First Citizens BancShares Inc. in the third quarter of 2021, at which time Alemany will join the board of First Citizens. Alemany joined the CIT Board of Directors in October 2015 and was named Chairwoman and CEO in 2016.
Previously, Alemany was the Chairwoman and CEO of The Royal Bank of Scotland (RBS) Citizens Financial Group from 2008 until October 2013. She served as the CEO of Global Transaction Services at Citibank/Citigroup from 2006 until 2007, after holding various roles in her twenty-year career with Citibank/Citigroup. Alemany served on the Board of Automatic Data Processing (ADP) from August 2012 until October 2016. She currently serves as a director of Fidelity National Information Services, Inc. and CIT. Alemany is also a member of the Committee for Economic Development of The Conference Board, a nonprofit, nonpartisan, business-led public policy organization.
Alemany’s leadership has been recognized by American Banker, where she was named the second most powerful banker on the publication’s annual list of Most Powerful Women in
Banking. In 2020, Alemany was the recipient of the Leadership Legacy Award from the Center for Executive Succession at the University of South Carolina's Darla Moore School of Business.

The award honors building a legacy of leadership talent and delivering strong business, reputational and social performance.
About Dun & Bradstreet
Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. Twitter: @DunBradstreet
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